Exhibit 99.1

Westlake Chemical Corporation

Press Release

For Immediate Release

Contact:	D. R. Hansen – Media Relations
Steve Bender – Investor Relations
(both at 713-960-9111)

Westlake Chemical Elects John Riley to Board

Houston, Texas – November 30, 2007 – PRNewswire/ Westlake Chemical Corporation (NYSE:WLK) today announced that H. John Riley, 67, has been elected to the company’s board of directors.

For over two decades Mr. Riley was an executive at Cooper Industries, a diversified international manufacturer, marketer and seller of electrical goods, where he held increasingly important positions, starting with vice president in 1979 and progressing to president in 1992, CEO in 1995 and chairman in 1996 until 2006. Mr. Riley currently serves on the boards of Baker Hughes, Inc., Allstate Corporation and Post Oak Bank, N.A. He also serves as a director of Central Houston, Inc., the Museum of Fine Arts, Junior Achievement of Southeast Texas Inc., and Syracuse University.

“We are delighted that John has accepted our offer to join Westlake’s board. His extensive experience in the international manufacturing industry and as a community leader will bring significant additional perspectives to our board,” stated James Chao, Chairman of Westlake Chemical Corporation.

Mr. Riley holds a B.S. in Industrial Engineering from Syracuse University and a certificate in advanced management from Harvard University.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes ethylene, polyethylene, styrene, caustic, VCM, PVC and PVC pipe, windows, decking and fence components. For more information visit the company’s web page at www.westlake.com.

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